                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
    UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
      OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                  Commission File Number 0-23926
                                                                         -------

                              Geoworks Corporation
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             (Exact name of registrant as specified in its charter)

                         300 Crescent Court, Suite 1110
                               Dallas, Texas 75201
                                 (214) 661-7479
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
        Rights To Purchase Series A Junior Participating Preferred Stock
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(l)(i)       / /
             Rule 12g-4(a)(l)(ii)   /X/        Rule 12h-3(b)(l)(ii)      /X/
             Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(i)       / /
             Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)      / /
                                               Rule 15d-6                / /

            Approximate  number of holders of record as of the  certification or notice date: 336

            Pursuant to the requirements of the Securities Exchange Act of 1934,
Geoworks  Corporation has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:  August 13, 2004                        GEOWORKS CORPORATION

                                        By:   /s/ Mark E. Schwarz
                                              ----------------------------
                                        Name:  Mark E. Schwarz
                                        Title: President

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

            PERSONS  WHO  RESPOND  TO THE  COLLECTION  OF  INFORMATION
            CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND  UNLESS
            THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.